Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
SAN DIEGO, CA – October 30, 2019 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Total revenue increased 8% to $126.5 million, as compared to $117.4 million in the third quarter of 2018.

•	Cardiac Immunoassay revenue increased 2% to $66.8 million, and on a constant currency basis grew 3%.

•	Molecular Diagnostic Solutions revenue was $4.7 million, 5% growth from the third quarter of 2018.

•	Influenza revenue increased 36% to $29.3 million, as compared to $21.6 million in the third quarter of 2018.

•	Reported GAAP EPS of $0.38 per diluted share in the third quarter of 2019, as compared to $0.27 per diluted share in the third quarter of 2018.

•	Reported non-GAAP EPS of $0.70 per diluted share in the third quarter of 2019, as compared to $0.60 per diluted share in the third quarter of 2018.

•	Paid $10.0 million on the Revolving Credit Facility; remaining balance of $8.2 million was paid in full in October.

Third Quarter 2019 Results
Total revenue for the third quarter of 2019 was $126.5 million, versus $117.4 million for the third quarter of 2018. The 8% increase in sales from the third quarter of 2018 was primarily driven by growth in the Rapid Immunoassay business, and to a lesser extent, growth in all other major product categories: Cardiac Immunoassay, Molecular Diagnostic, and Specialized Diagnostic Solutions.

Rapid Immunoassay product revenue, which includes QuickVue, Sofia and Eye Health products, increased 20% in the third quarter of 2019 to $42.5 million, primarily due to a $7.1 million increase in Influenza revenue from the third quarter of 2018. Cardiac Immunoassay revenue, which includes revenue from the Triage, Triage Toxicology and Beckman BNP products acquired in October 2017, totaled $66.8 million in the third quarter of 2019. Excluding the foreign exchange impact, Cardiac revenue grew 3% from the third quarter of last year. Molecular Diagnostic Solutions revenue increased 5% to $4.7 million, led by 20% revenue growth from Solana, our instrumented molecular diagnostic system. Specialized Diagnostic Solutions revenue, which includes revenue from Virology/DHI, Specialty and Other, increased 1% from the third quarter of 2018 to $12.5 million.

“Quidel's third quarter financial performance was in line with our expectations. Total Triage revenue was once again within the range we expected, and revenue from our Sofia franchise was slightly ahead of what we had been forecasting, driven by heavier U.S. distributor stocking of Sofia Influenza A+B kits following low inventories at the end of Q2,” said Douglas Bryant, president and CEO of Quidel Corporation. “I was pleased with our product development progress in the quarter as well, and am excited about what the pipeline of new products could mean for us in 2020.”

Gross Profit in the third quarter of 2019 increased to $75.9 million, primarily the result of higher sales volume and improved product mix, partially offset by lower factory overhead absorption. Overall, gross margin for the quarter was 60% as compared to 59% for the same period last year, also due to favorable product mix and reduced scrap expense, partially offset by lower factory overhead absorption. R&D expense decreased by $1.1 million in the third quarter as compared to the same period last year, primarily driven by lower spending on Cardiovascular and Solana platforms. Sales and Marketing expense was roughly flat to last year. G&A expense increased by $1.5 million in the quarter, primarily due to higher facilities costs associated with our international expansion, as well as professional services fees, offset by lower fees for transition services. Acquisition and Integration Costs in the quarter increased by $1.9 million to $4.5 million, due to the impairment loss recorded for an existing facility lease and professional service fees.

Net income for the third quarter was $16.2 million, or $0.38 per diluted share, as compared to a net income of $10.8 million, or $0.27 per diluted share, for the third quarter of 2018. On a non-GAAP basis, net income for the third quarter of 2019 was $30.1 million, or $0.70 per diluted share, as compared to net income of $25.6 million, or $0.60 per diluted share, for the same period in 2018.

Results for the Nine Months Ended September 30, 2019
Total revenue for the nine-month period ended September 30, 2019 was $382.7 million, versus $389.7 million for the same period in 2018. The 2% decrease in sales was primarily driven by lower Rapid Immunoassay revenue associated with a relatively milder flu season in 2019 than in 2018, and to a lesser extent, by lower Cardiac Immunoassay revenue that was affected by the currency impact of a stronger dollar, as well as by less favorable geographic mix. This decline was partially offset by growth in Molecular and Specialized Diagnostic Solutions. Foreign exchange had a negative impact of $4.6 million for the nine months ended September 30, 2019, the majority of which affected the Cardiac Immunoassay business.

Cardiac Immunoassay revenue, which includes revenue from the Triage, Triage Toxicology and Beckman BNP products, totaled $200.7 million in the nine-month period ended September 30, 2019. Rapid Immunoassay product revenue decreased 4% in the nine-month period ended September 30, 2019 to $126.8 million. This was led by a 10% decline in QuickVue sales from the same period of 2018 to $40.0 million, while Sofia revenue declined 2% to $83.1 million. Molecular Diagnostic Solutions revenue increased 8% to $14.6 million, led by 23% revenue growth from Solana. Specialized Diagnostic Solutions revenue increased 2% from the nine-month period ended September 30, 2019 to $40.6 million.

Gross Profit in the nine-month period ended September 30, 2019 decreased to $226.0 million, driven by lower factory absorption, unfavorable impacts from foreign currency, and lower sales volumes. Gross margin for the nine-month period ended September 30, 2019 was 59%, as compared to 60% for the same period of the prior year due to the same factors. R&D expense decreased by $1.4 million in the nine-month period ended 2019 as compared to the same period last year, primarily due to lower spending for Cardiovascular and Solana projects, partially offset by higher spend on Sofia and Savanna platforms. Sales and Marketing expense increased by $0.5 million in the nine-month period ended 2019, as compared to the same period in 2018, largely due to incremental compensation costs associated with the international Triage business that were partially offset by lower transition service fees. G&A expense increased by $5.8 million, primarily due to higher facilities and compensation costs associated with our international expansion, as well as professional services fees. Acquisition and Integration Costs decreased 17% from $10.9 million in the first nine months of 2018 to $9.1 million as a larger proportion of our global operations became fully integrated into the business.

Net income for the nine-month period ended September 30, 2019 was $42.3 million, or $1.02 per diluted share, as compared to net income of $41.7 million, or $1.08 per diluted share, for the same period in 2018. On a non-GAAP basis, net income for the nine months ended September 30, 2019 was $84.4 million, or $1.96 per diluted share, as compared to net income of $95.6 million, or $2.25 per diluted share, for the same period in 2018.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, impact of the valuation allowance for deferred tax assets and certain non-recurring items on income and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the third quarter 2019 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

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To participate in the live call by telephone from the U.S., please dial 844-607-4365, or from outside the U.S. dial 825-312-2264, and request the “Quidel Q3 2019 Earnings Call” when prompted by the conference call operator.

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To join the live webcast, the call can be accessed through the following link: https://event.on24.com/wcc/r/2114311/E8D3D1114F572AA10DDBC3F1E631F476, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on October 30th, 2019 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 520-6868.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, our reliance on sales of our influenza diagnostic tests, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development, acquisition and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; failures or delays in receipt of new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances or other adverse actions by regulatory authorities; changes in government policies; costs of and adverse operational impact from failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies and potential cost constraints; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; costs and disruptions from failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, compliance with legal requirements, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, social, political and economic instability, increased financial accounting and reporting burdens and complexities, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; risks relating to our acquisition and integration of the Triage MeterPro Cardiovascular and toxicology business and B-type Naturietic Peptide assay business (the “Triage and BNP Businesses”); Alere’s failure to perform under various transition agreements relating to our acquisition of the Triage and BNP Businesses; that we may incur substantial costs to build our information technology infrastructure to transition the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisition of the Triage and BNP Businesses; our ability to manage our growth strategy; the level of our indebtedness and deferred payment obligations; our ability to generate sufficient cash to meet our debt service and deferred and contingent payment obligations and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; that our Revolving Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on us and our ability to operate our business; that an event of default could trigger acceleration of our outstanding indebtedness; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; our intention of not paying dividends; and our ability to identify and successfully acquire and integrate potential acquisition targets. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended September 30,
Consolidated Statements of Operations:	2019	2018
Total revenues	$126,492	$117,399
Cost of sales	50,633	47,757
Gross profit	75,859	69,642
Research and development	11,976	13,103
Sales and marketing	26,599	26,504
General and administrative	12,146	10,620
Acquisition and integration costs	4,456	2,521
Total costs and expenses	55,177	52,748
Operating income	20,682	16,894
Other expense, net
Interest expense, net	(3,152)	(4,786)
Loss on extinguishment of debt	—	(1,297)
Total other expense, net	(3,152)	(6,083)
Income before income taxes	17,530	10,811
Provision (benefit) for income taxes	1,349	(11)
Net income	$16,181	$10,822

Basic earnings per share	$0.39	$0.28
Diluted earnings per share	$0.38	$0.27
Shares used in basic per share calculation	41,642	39,290
Shares used in diluted per share calculation	43,206	42,889

Gross profit as a % of total revenues	60%	59%
Research and development as a % of total revenues	9%	11%
Sales and marketing as a % of total revenues	21%	23%
General and administrative as a % of total revenues	10%	9%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$42,534	$35,366
Cardiac Immunoassay	66,820	65,287
Specialized Diagnostic Solutions	12,455	12,294
Molecular Diagnostic Solutions	4,683	4,452
Total revenues	$126,492	$117,399

Condensed balance sheet data:	9/30/2019	12/31/2018
Cash and cash equivalents	$28,914	$43,695
Accounts receivable, net	77,646	58,677
Inventories	61,742	67,379
Total assets	867,516	806,371
Short-term debt	21,192	54,550
Long-term debt	4,500	56,865
Stockholders’ equity	534,163	425,584

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
Consolidated Statements of Operations:	2019	2018
Total revenues	$382,712	$389,697
Cost of sales	156,747	156,116
Gross profit	225,965	233,581
Research and development	37,629	39,008
Sales and marketing	83,114	82,607
General and administrative	38,453	32,652
Acquisition and integration costs	9,116	10,923
Total costs and expenses	168,312	165,190
Operating income	57,653	68,391
Other expense, net
Interest expense, net	(12,239)	(19,475)
Loss on extinguishment of debt	(748)	(8,262)
Total other expense, net	(12,987)	(27,737)
Income before income taxes	44,666	40,654
Provision (benefit) for income taxes	2,371	(1,050)
Net income	$42,295	$41,704

Basic earnings per share	$1.04	$1.11
Diluted earnings per share	$1.02	$1.08
Shares used in basic per share calculation	40,520	37,490
Shares used in diluted per share calculation	43,051	42,467

Gross profit as a % of total revenues	59%	60%
Research and development as a % of total revenues	10%	10%
Sales and marketing as a % of total revenues	22%	21%
General and administrative as a % of total revenues	10%	8%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$126,800	$132,740
Cardiac Immunoassay	200,674	203,581
Specialized Diagnostic Solutions	40,595	39,859
Molecular Diagnostic Solutions	14,643	13,517
Total revenues	$382,712	$389,697

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (a)	2019	2018 (a)
GAAP Financial Results	$75,859	$69,642	$20,682	$16,894	$16,181	$10,822	$0.38	$0.27
Interest expense on Convertible Senior Notes, net of tax					180	791
Net income used for diluted earnings per share, if-converted method					16,361	11,613

Adjustments:
Non-cash stock compensation expense	265	255	3,124	2,775	3,124	2,775
Amortization of intangibles	1,925	1,998	6,965	7,031	6,965	7,031
Amortization of debt issuance costs on credit facility					101	145
Non-cash interest expense for deferred consideration					1,848	2,285
Loss on extinguishment of Senior Credit Facility					—	1,297
Acquisition and integration costs			4,456	2,521	4,456	2,521
Foreign exchange loss (a)					460	134
Income tax impact of adjustments (b)					(3,222)	(3,076)
Income tax impact of valuation allowance for deferred tax assets					—	836
Adjusted (c)	$78,049	$71,895	$35,227	$29,221	$30,093	$25,561	$0.70	$0.60

(a) Adjusted net income and adjusted diluted EPS for the three months ended September 30, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.
(c) Adjusted net earnings per share for the three months ended September 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.2 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 0.4 million potentially dilutive shares issuable from Convertible Senior Notes and 1.2 million potentially dilutive shares issuable from stock options and unvested RSUs.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (a)	2019	2018 (a)
GAAP Financial Results	$225,965	$233,581	$57,653	$68,391	$42,295	$41,704
Interest expense on Convertible Senior Notes, net of tax					1,669	4,152
Net income used for diluted earnings per share, if-converted method					43,964	45,856	$1.02	$1.08

Adjustments:
Non-cash stock compensation expense	807	751	10,084	9,190	10,084	9,190
Amortization of intangibles	5,776	6,739	20,913	21,890	20,913	21,890
Amortization of debt issuance costs on credit facility					303	760
Non-cash interest expense for deferred consideration					6,352	7,686
Amortization of inventory step-up of fair value		3,650		3,650	—	3,650
Loss on extinguishment of Convertible Senior Notes					748	2,304
Loss on extinguishment of Senior Credit Facility					—	5,958
Change in fair value of acquisition contingencies			626	745	626	745
Acquisition and integration costs			9,116	10,923	9,116	10,923
Foreign exchange loss (a)					1,735	509
Income tax impact of adjustments (b)					(9,477)	(12,087)
Income tax impact of valuation allowance for deferred tax assets					—	(1,786)
Adjusted (c)	$232,548	$244,721	$98,392	$114,789	$84,364	$95,598	$1.96	$2.25

(a) Adjusted net income and adjusted diluted EPS for the nine months ended September 30, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.
(c) Adjusted net earnings per share for the nine months ended September 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.1 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 1.3 million potentially dilutive shares issuable from Convertible Senior Notes and 1.2 million potentially dilutive shares issuable from stock options and unvested RSUs.